
                                                                                                                       Exhibit 99.1

                                                           NCO GROUP, INC.
                                                  Consolidating Statement of Income
                                                             (Unaudited)
                                                       (Amounts in thousands)


                                                                             For the Three Months Ended March 31, 2003
                                                                  -----------------------------------------------------------------
                                                                                                    Intercompany
                                                                  NCO Group      NCO Portfolio      Eliminations       Consolidated
                                                                  ---------      -------------      ------------       ------------

Revenue                                                           $ 183,115          $  18,232         $ (12,330)         $ 189,017

Operating costs and expenses:
      Payroll and related expenses                                   87,818                480                 -             88,298
      Selling, general and administrative expenses                   68,167             13,121           (12,330)            68,958
      Depreciation and amortization expense                           7,748                108                 -              7,856
                                                                  ---------          ---------         ---------          ---------
                                                                    163,733             13,709           (12,330)           165,112
                                                                  ---------          ---------         ---------          ---------
                                                                     19,382              4,523                 -             23,905

Other income (expense):
      Interest and investment income                                    505                494              (163)               836
      Interest expense                                               (3,259)            (2,653)               93             (5,819)
                                                                  ---------          ---------         ---------          ---------
                                                                     (2,754)            (2,159)              (70)            (4,983)
                                                                  ---------          ---------         ---------          ---------
Income before income tax expense                                     16,628              2,364               (70)            18,922

Income tax expense                                                    6,319                860                 -              7,179
                                                                  ---------          ---------         ---------          ---------

Income from operations before minority interest                      10,309              1,504               (70)            11,743

Minority interest (1)                                                     -                (70)             (481)              (551)
                                                                  ---------          ---------         ---------          ---------

Net income                                                        $  10,309          $   1,434         $    (551)         $  11,192
                                                                  =========          =========         =========          =========

(1)  NCO Group owns 63% percent of the outstanding common stock of NCO Portfolio Management, Inc.